Exhibit 23.2
                                                                    ------------

Consent of Independent Auditors

     We consent to the use of our report dated August 30, 2002, included in the Annual Report on Form 10-K/A of Switchboard Incorporated for the year ended December 31, 2001, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

     We consent to the incorporation by reference in Registration Statements (Form S-8 No. File Nos. 333-31492, 333-31498, 333-74080 and 333-74082)
pertaining to various stock option plans of Switchboard Incorporated of our report dated August 30, 2002, with respect to the consolidated financial statements and schedule of Switchboard Incorporated included in this Annual Report (Form 10-K/A) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

September 18, 2002
Boston, Massachusetts